EXHIBIT 23.2
CONSENT OF EXPERT
     Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
     We hereby consent to the use of and reference to our name and the Oyu Tolgoi Technical Report dated March 2007 (the “Technical Report”) and the inclusion of information derived from the Technical Report under the heading “Item 3: Description of the Business – Oyu Tolgoi Copper and Gold Project” and the use of and reference to our name in “Item 11: Interest of Experts” in the Company’s Annual Information Form for the year ended December 31, 2006 dated March 30, 2007 and in the 40-F.
Sincerely,
GRD Minproc Limited

/s/ Peter Bryant Name: Peter Bryant
Title: Director
Date: March 30, 2007

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